Exhibit 4.1
Description of the Registrant’s Securities Registered Pursuant to Section 12
of the Securities Exchange Act of 1934.

Section 303(a) of the Fannie Mae Charter Act, which we refer to as the Charter Act, provides that Fannie Mae shall have common stock, without par value. The Charter Act also provides that Fannie Mae may have preferred stock on such terms and conditions as the Board of Directors shall prescribe.

The Charter Act contains no limitation on the amount of common stock that we may issue, and we are currently authorized under our Bylaws to issue 700,000,000 shares of preferred stock, having no par value.

As of December 31, 2022, our issued and outstanding capital stock consists of both common and preferred stock, as follows:

•1,158,087,567 shares of common stock; and
•3,000,000 shares of Series D Preferred Stock;
•3,000,000 shares of Series E Preferred Stock;
•13,800,000 shares of Series F Preferred Stock;
•5,750,000 shares of Series G Preferred Stock;
•8,000,000 shares of Series H Preferred Stock;
•6,000,000 shares of Series I Preferred Stock;
•6,900,000 shares of Series L Preferred Stock;
•9,200,000 shares of Series M Preferred Stock;
•4,500,000 shares of Series N Preferred Stock;
•50,000,000 shares of Series O Preferred Stock;
•24,922 shares of Series 2004-1 Preferred Stock;
•40,000,000 shares of Series P Preferred Stock;
•15,000,000 shares of Series Q Preferred Stock;
•21,200,000 shares of Series R Preferred Stock;
•280,000,000 shares of Series S Preferred Stock;
•89,000,000 shares of Series T Preferred Stock.

Description of Common Stock
The following description of our common stock is a summary and does not purport to be complete. This description is qualified in its entirety by, and should be read in conjunction with, the Charter Act and Fannie Mae’s Bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. As discussed in greater detail in our Bylaws, pursuant to Federal Housing Finance Agency (“FHFA”) regulation, Fannie Mae follows the applicable corporate governance practices and procedures of the Delaware General Corporation Law to the extent not inconsistent with the Charter Act and other Federal law, rules, and regulations.
Fully Paid and Non-assessable
All outstanding shares of Fannie Mae common stock are fully paid and non-assessable.
Voting Rights
The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by such holders. Holders of shares of common stock are not entitled to cumulative voting rights.
Note that FHFA, acting as conservator, has suspended the voting rights of our common shareholders during conservatorship.
Dividend Rights
The holders of shares of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available for the payment of dividends.
FHFA, as conservator, announced in September 2008 that we would not pay any dividends on the common stock while we are in conservatorship. In addition, under the terms of the senior preferred stock purchase agreement between us and the U.S. Department of Treasury (“Treasury”), dividends may not be paid on the common stock without the prior written consent of Treasury, regardless of whether we are in conservatorship, see “Business—Conservatorship and Treasury Agreements —Treasury Agreements” in Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2022 (“Form 10-K”), incorporated by reference herein.

Liquidation Rights
Subject to any preferential rights of any other series of outstanding preferred stock, holders of common stock will share ratably in all assets legally available for distribution to stockholders in the event we are liquidated or wound down pursuant to applicable law.
No Preemptive or Similar Rights
Common stock has no preemptive or other subscription rights, and there are no conversion or exchange rights or redemption or sinking fund provisions with respect to the common stock.
Free Transferability
Our Charter Act provides that the free transferability of the company’s stock at all times to any person or entity shall not be restricted, except that, as to Fannie Mae, stock may be transferable only on our books.
Limitation on Rights
The rights of holders of common stock are limited by the rights granted to the holder of our senior preferred stock, see “Business—Conservatorship and Treasury Agreements —Treasury Agreements—Senior Preferred Stock” in our Form 10-K.
Listing
Our common stock is quoted on the OTCQB market of OTC Markets Group, Inc. under the trading symbol “FNMA.”
Description of Preferred Stock
Fannie Mae has sixteen outstanding series of preferred stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 (collectively, the “Preferred Stock”). The rights of holders of each series of Preferred Stock are set forth in the Certificate of Designation of Terms for such series. The terms of the various series of Preferred Stock are substantially similar to one another, and the following description summarizes the rights applicable to all series of Fannie Mae Preferred Stock, unless otherwise noted.
The following summary description is qualified in its entirety by, and should be read in conjunction with, the Charter Act, Fannie Mae’s Bylaws, the applicable Certificate of Designation of Terms for each series of preferred stock. As discussed in greater detail in our Bylaws, pursuant to FHFA regulation, Fannie Mae follows the applicable corporate governance practices and procedures of the Delaware General Corporation Law to the extent not inconsistent with the Charter Act and other Federal law, rules, and regulations.
Fully Paid and Non-assessable
All outstanding shares of Fannie Mae Preferred Stock are fully paid and non-assessable.
Voting Rights
Holders of Fannie Mae Preferred Stock are not entitled to any voting rights, either general or special.
Holders of shares of a series of Preferred Stock are entitled to one vote per share on amendments to the Certificate of Designation of Terms for such series of Preferred Stock, and the consent of the holders of two-thirds of the shares of a series of Preferred Stock is required to effectuate any such amendment.
Dividend Rights
The holders of shares of a series of Preferred Stock are entitled to receive such dividends as are set forth in the applicable Certificate of Designation of Terms as may be declared from time to time by our Board of Directors, in its discretion, out of funds legally available for the payment of dividends. Each series of Preferred Stock provides for quarterly dividends, with the quarterly dividend payment being calculated by applying a dividend rate to the stated value of the Preferred Stock.
All of the outstanding series of Preferred Stock have an equal priority and preference as to dividends. To the extent dividends are declared or set aside on one series of Preferred Stock for a quarterly dividend period, they must be declared or set aside on all series of Preferred Stock on a pro rata basis. Dividends may not be declared and paid on the common stock for a given dividend period unless the dividends for each series of Preferred Stock for such dividend period have been declared and paid in full. However, the Board of Directors may declare or set aside dividends on the Preferred Stock without the declaration and payment of dividends on the common stock.
Dividends on each outstanding series of Preferred Stock are non-cumulative. To the extent a dividend is not declared or set aside for a series of Preferred Stock for a designated quarterly dividend period, then the holder of such series of Preferred Stock will have no claim or right to such dividend payment in the future.

FHFA, as conservator, announced in September 2008 that we would not pay any dividends on the Preferred Stock while we are in conservatorship. In addition, under the terms of the senior preferred stock purchase agreement between us and Treasury, dividends may not be paid on the Preferred Stock without the prior written consent of Treasury, regardless of whether we are in conservatorship, see “Business—Conservatorship and Treasury Agreements—Treasury Agreements” in our Form 10-K.
The dividend payment terms for each series of Preferred Stock are as follows:

Series	Dividend Type	Stated Value/ Liquidation Preference	Dividend Rate
Series D	Fixed	$50	5.25% per annum
Series E	Fixed	$50	5.10% per annum
Series F	Variable	$50	One-week average yield on 2-year U.S. Treasury Securities at “constant maturity” as published by the Board of Governors of the Federal Reserve System, less 0.16%,
Series G	Variable	$50	One-week average yield on 2-year U.S. Treasury Securities at “constant maturity” as published by the Board of Governors of the Federal Reserve System, less 0.18%
Series H	Fixed	$50	5.81% per annum
Series I	Fixed	$50	5.375% per annum
Series L	Fixed	$50	5.125% per annum
Series M	Fixed	$50	4.75% per annum
Series N	Fixed	$50	5.50% per annum
Series O	Variable	$50	The greater of (i) 7.00% and (ii) the sum of the published one-week average yield on 10-year U.S. Treasury Securities at “constant maturity” as published by the Board of Governors of the Federal Reserve System, plus 2.375%
Series 2004-1	Fixed	$100,000	5.375% per annum
Series P	Variable	$25	The greater of (i) 4.50% and (ii) the sum of 3-month LIBOR plus 0.75%
Series Q	Fixed	$25	6.75% per annum
Series R	Fixed	$25	7.625% per annum
Series S	Variable	$25	The greater of (i) 7.75% and (ii) the sum of 3-month LIBOR plus 4.23%,
Series T	Fixed	$25	8.25% per annum
Liquidation Rights
Subject to the preferential rights of our senior preferred stock, holders of the Preferred Stock will be entitled to receive, out of the assets legally available for distribution to stockholders in the event we are liquidated or wound down pursuant to applicable law, an amount equal to the liquidation preference for such series of Preferred Stock, plus an amount equal to the dividend (whether or not declared) for the then-current quarterly dividend period.
In the event the assets legally available for distribution to stockholders are insufficient to pay the liquidation preference of all Preferred Stock in full, the assets available for distribution will be divided among all holders of Preferred Stock on a pro rata basis, based on the value of the liquidation preference of each series of Preferred Stock.
The liquidation preference for each series of Preferred Stock is listed in the table above.
No Preemptive or Subscription Rights
The Preferred Stock has no preemptive or other subscription rights.

Exchange or Conversion Rights
The Preferred Stock has no exchange or conversion rights, except for the Series 2004-1 preferred stock.
The Series 2004-1 preferred stock is convertible, at the option of the holder, into shares of Fannie Mae common stock. Each share of Series 2004-1 preferred stock is convertible into 1,060.3 shares of common stock, the equivalent to a conversion price of $94.31 per share of common stock.
Redemption Provisions
The Preferred Stock may generally be redeemed at the option of Fannie Mae, in whole or in part, subject to any restrictions detailed below.
In order to redeem one or more series of Preferred Stock, Fannie Mae must pay the redemption price for such series, plus an amount equal to the dividend (whether or not declared) for the then-current dividend period accrued to the date of redemption.
The redemption price for each series of Preferred Stock is equal to its stated value, except for the Series 2004-1 preferred stock, which has a redemption price of $105,000.
Our Preferred Stock is redeemable at any time, except for three series of Preferred Stock listed below:

Series	Next Redemption Date	Subsequent Redemption Dates
Series F	March 31, 2024	On the second anniversary following the last redemption date.
Series G	September 30, 2024	On the second anniversary following the last redemption date.
Series S	December 31, 2025	On the fifth anniversary following the last redemption date.
The Preferred Stock is not subject to mandatory redemption or sinking fund provisions.
Under the terms of the senior preferred stock purchase agreement between us and Treasury, we may not redeem any Preferred Stock without the prior written consent of Treasury, regardless of whether we are in conservatorship.
Free Transferability
Our Charter Act provides that the free transferability of the company’s stock at all times to any person or entity shall not be restricted, except that, as to Fannie Mae, stock may be transferable only on our books.
Limitation on Rights
The rights of holders of Preferred Stock are limited by the rights granted to the holder of our senior preferred stock, see “Business—Conservatorship and Treasury Agreements—Senior Preferred Stock Purchase Agreement.”

Listing
Certain series of our Preferred Stock are quoted on the OTCQB market of OTC Markets Group, Inc. under the following trading symbols:

Series	Trading Symbol
Series E	FNMFM
Series F	FNMAP
Series G	FNMAO
Series H	FNMAM
Series I	FNMAG
Series L	FNMAN
Series M	FNMAL
Series N	FNMAK
Series O	FNMFN
Series 2004-1	FNMFO
Series P	FNMAH
Series Q	FNMAI
Series R	FNMAJ
Series S	FNMAS
Series T	FNMAT